Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into between MacroSolve Inc., an Oklahoma corporation (hereinafter "MacroSolve"), and Randy Ritter of (hereinafter "Employee").

WHEREAS, MacroSolve desires to employ Employee as its Chief Operating Officer and Employee desires to be so employed by MacroSolve upon mutually acceptable terms.

IT IS THEREFORE AGREED that MacroSolve shall employ Employee, and Employee agrees to be employed by MacroSolve upon the following terms and conditions and beginning November 1st, 2011 (the "Effective Date"):

1.  Employee's Obligations:  Employee shall serve as the Chief Operating Officer of MacroSolve beginning on the Effective Date.    Employee's services shall be performed under the supervision and direction of the Chief Executive Officer of MacroSolve.

Throughout the term of this contract, Employee agrees to devote such time and effort toward the accomplishment of the goals of MacroSolve as may be necessary for their attainment.  It is anticipated that the Employee will work full time in this capacity performing services as are necessary or desirable for the best interests of MacroSolve.  All services performed by Employee shall be done in a professional manner, consistent with Employee's skill, expertise and the standards of good business practice.

During the term of this Agreement, Employee shall conscientiously perform the duties designated herein, and Employee may not undertake any other employment for compensation during the term of this Agreement without the prior written consent of MacroSolve's Board of Directors.

2.  MacroSolve's Obligations:  In addition to the specific obligations as otherwise explicitly or implicitly contained herein, MacroSolve shall provide Employee with such materials and supplies, and other support or assistance necessary for Employee to provide the services required pursuant to this Agreement.  MacroSolve's Chief Executive Officer shall provide to Employee such input and assistance as it deems helpful to guide and direct Employee in providing the services required pursuant to this Agreement.  MacroSolve shall pay Employee a Signing Bonus on the Effective Date consisting of 50,000 shares of MacroSolve Stock, the certificate(s) for which shall bear a standard Rule 144 restrictive legend as shall all Stock issued pursuant to this Agreement.

3.  Compensation:  MacroSolve agrees to pay Employee an annual salary of $250,000:
(a) Annual salary of $250,000 per annum paid 50% in cash and 50% in shares of MacroSolve.
(b)  MacroSolve shares issued as compensation will be issued quarterly with the number of shares to be determined by the Compensation Committee utilizing the volume weighted average trading price for the three trading days preceding the end of each calendar quarter (the “three day VWAP”).
(c)  As cash is available in the determination of the Compensation Committee, Employee's share compensation will be reduced and cash compensation increased until $250,000 per annum is paid as cash compensation.

4.  Stock Options:  MacroSolve shall deliver Options to purchase one million two hundred thousand incentive shares of its Stock to Employee at a Strike Price of 50 cents per share, such Options to expire if not exercised in five years from the respective date of delivery and all unvested Options forfeited upon the termination of Employee's employment.  Such Options shall vest as follows:
(a)  An option for 240,000 shares shall vest when MacroSolve's publicly traded shares trade at or over $1.00 per share for five consecutive trading days.
(b)  240,000 shares vest when MacroSolve's publicly traded shares trade at or over $2.00 per share for five consecutive trading days.
(c)  240,000 shares vest when MacroSolve's publicly traded shares trade at or over $3.00 per share for five consecutive trading days.
(d)  240,000 shares vest when MacroSolve's publicly traded shares trade at or over $4.00 per share for five consecutive trading days.
(e)  240,000 shares vest when MacroSolve's publicly traded shares trade at or over $5.00 per share for five consecutive trading days.

The vesting price per share shall be adjusted for stock splits, if any, which may occur during the term of this Agreement.

5.  Benefits:  Employee's benefits will be the standard benefits offered to all employees of MacroSolve as listed on Exhibit "A" attached hereto with the following exceptions:
(a)  Employee shall have vacation benefits equal to those enjoyed by other officers of MacroSolve.
(b)  MacroSolve will pay reasonable Employee's documented relocation costs.

6.  Term and Termination:  Either party may terminate this Agreement at any time upon sixty (60) days written notice to the other party.  This is an "at will" employment contract.

7.  Additional Agreements:  MacroSolve and Employee mutually agree:
(a)  That deductions authorized by law or policy shall be made by MacroSolve from monthly installments of the employee compensation due the Employee as set forth herein.
(b)  Notwithstanding any specification or reference herein, in his management of MacroSolve, Employee shall follow and be subject to all applicable laws of the federal and state governments, and any and all duly adopted policies, rules and regulations of MacroSolve.
(c)  On or before the Effective Date, Employee shall execute all of MacroSolve's standard employment documents including, but not limited to, the Confidentiality Agreement attached hereto as Exhibit "B".

8.  Miscellaneous Provisions:

Assignment:  Neither party shall have the right to assign its duties and rights under this Agreement without the express, prior, written consent of the other party.

Non-Waiver:  The failure of either party to enforce, at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party to enforce each and every provision of the Agreement in the future.

Severability:  If any of the provisions of this Agreement shall be or become invalid or illegal under any provision of applicable law, the remainder of this Agreement shall not be affected.

Information:  The parties hereto agree that each has received such information about the other and has received such counseling, advice and assistance as they deem necessary or appropriate for entering into this Agreement.

9.  Governing Law:  This Agreement shall be governed by the laws of the State of Oklahoma, and should any dispute arise with regard to the terms hereof, the sole venue for such dispute shall be the District Court of Tulsa County, State of Oklahoma.

10.  Entire Agreement:  This Agreement constitutes the entire agreement between the parties hereto the terms hereof may not be modified or amended except in writing in a document signed by the party against whom any such modification or amendment is asserted.

11.  Notices:  All communications required or permitted under this Agreement shall be in writing, addressed as follows:

If to MacroSolve:	If to Employee:
MacroSolve, Inc.	Randy Ritter
1717 South Boulder, Suite 700
Tulsa, Oklahoma 74119
Attention: Chief Financial Officer

THIS AGREEMENT shall be binding upon and inure to the benefit of the successors and assigns of the parties.

Dated the 25th day of October, 2011.

MacroSolve Inc.	Employee:

/s/ HOWARD JANZEN	/s/ RANDY RITTER
Howard Janzen	Randy Ritter
Chairman of the Board of Directors	Title

EXHIBIT A
STANDARD EMPLOYEE BENEFITS

MACROSOLVE EMPLOYEE BENEFITS:

Payroll:
Payroll is processed at the end of each month and net pay is direct deposited.  Mid-month advances against monthly pay are direct deposited on the 15th of each month. If either date falls on a Saturday, funds will be distributed on Friday. If either date falls on a Sunday, funds will be distributed on Monday. In the event either date falls on a holiday, funds will be distributed on the day prior to the holiday.

Medical Insurance:
The company pays 90% of employee health insurance premiums (employee is responsible for 80% of spouse and dependent premiums, if applicable) All premium payments are deducted through monthly, pre-tax payroll deductions.  Our current health plan is provided by United Healthcare.   Insurance is effective the first of the month following employment. Currently, office copays are $25 for primary care and $50 for specialists and the Prescription copays are $10/$30/$50. Annual deductible and maximum out of pocket limit is $2000.

Health Reimbursement Account:
In the event an insured employee or dependent incurs annual individual medical deductible over $1,000, the company will reimburse the employee for the deductible that exceeds $1,000, up to a maximum of $1,000 (single), $2,000 (employee + one), or $3,000 (family) total reimbursement in any annual period.

Dental Insurance
The company pays 90% of employee dental premiums (employee is responsible for 80% of spouse and dependent premiums, if applicable). All premiums are deducted through pre-tax payroll deductions. Our current dental plan is provided by Delta Dental and becomes effective the first of the month following employment.

Long-Term Disability Insurance:
The company provides 90 day elimination period LTD insurance at no cost for employees. The benefit is 60% of the employee’s salary up to a maximum of $6,000 per month. This insurance is underwritten by United Healthcare.

Group Term Life Insurance:
The company provides $25,000 term life insurance at no cost for employees. Accidental Death and Dismemberment coverage is also provided. This insurance is underwritten by United Healthcare.

Spouse & Dependent Life Insurance:
The company provides $4,000 spousal term life insurance and $2,000 dependent term life insurance at no cost for employees. This insurance is underwritten by United Healthcare.

401k Retirement Plan
The company sponsors a 401k retirement plan through Bank of Oklahoma Financial Services. New employees are immediately eligible to enter the plan at the beginning of the next calendar quarter following hire.

The Company continually strives to provide excellent employee benefits and hopes to announce more benefits in the future.

Stock Bonus Plan:
The company offers stock bonus plans for all salaried employees.  The plans are based on the financial performance of the company as approved by the Compensation Committee of the Board of Directors.  Participation in the plan is based on individual performance, length of service and position.

Vacation Leave:
Annual Vacation Leave is accrued monthly in accordance with the following schedule.
1+ Year of Service                                10 Days
5+ Years of Service                                           15 Days
10+ Years of Service                                           20 Days

Sick Leave
The company provides 5 days of sick leave annually and is accrued each month.

Holidays:
The company observes the following holidays each year:
New Years Day
Memorial Day
4th of July
Labor Day
Thanksgiving Day & the Day after.
Christmas Day & the Day after.
One Floating Holiday at employee’s discretion to be arranged in advance with supervisor

EXHIBIT B
STANDARD EMPLOYMENT DOCUMENTS

EMPLOYEE CONFIDENTIALITY, NON-COMPETE AND WORK FOR HIRE AGREEMENT

IN CONSIDERATION of my employment by Macrosolve, Inc., an Oklahoma Corporation, d/b/a Anyware Mobile Solutions, its subsidiaries, affiliates, successors and assigns (AMS), I hereby agree to the following terms:

A. CONFIDENTIALITY

1.
During my employment and for a period of three years after my employment ends (regardless of the reason), I will maintain in confidence and, except as necessary to perform my duties as an employee of AMS, not use or disclose any confidential business information or trade secrets of AMS.  For this purpose, “confidential business information” means all non-public information of a competitively sensitive nature concerning AMS (regardless of whether in writing or retained as personal knowledge), concerning research and development; development costs and processes; pricing, cost or profit factors; internal financial statements; quality programs; annual and long-range business plans; marketing plans and methods; customers or suppliers; contracts and proposals; and personnel.  For this purpose, “trade secret” is a type of intangible property, the theft (i.e. misappropriation) of which is a tort and crime in most states and under Federal law. It does not have to be in written form to be protected. A trade secret generally consists of valuable, secret information or ideas that AMS collects or uses in order to keep its competitive edge (including confidential information supplied to AMS by its customers, clients, vendors or agents). Examples of trade secrets are such technical information as development or operating processes, equipment design, product specifications, computer software in source code form, and other proprietary technology. These restrictions do not apply to information generally available to the public or any information properly obtained from a completely independent source.

2.
Concerning trade secrets of others, I represent that my performance of all the terms of this Agreement and as an employee of AMS does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with AMS, and I will not disclose to AMS, or induce AMS to use, any confidential or proprietary information or materials belonging to any previous employer or others. I agree not to enter into any agreement, either written or oral, in conflict herewith. I also agree to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

B. NON-COMPETE

1.
For a period of two years after my employment ends (regardless of the reason), I will not solicit, or attempt to solicit, directly or indirectly, any AMS customer for the purpose of selling or licensing products or services that are then competitive with products and services that are then available to that customer from AMS; provided, however, that this restriction shall apply only to  AMS customers (or prospective customers who received proposals) with whom I actually have material contact (meaning direct interaction, such as through sales calls, presentations, product development or support, or other business dealings) in the course of performing my employment duties for AMS within two years before the date my employment ends. It is understood that this restriction is necessary to avoid possible compromise of the confidential information and trade secrets of AMS.

2.
For a period of two years after my employment ends (regardless of the reason), I will not recruit, or attempt to recruit, directly or indirectly, any personnel of AMS to induce or encourage them to leave their jobs at the corporation or divide their time by working for a competitor

3.
When my employment ends (regardless of the reason), I will provide AMS all business records, memoranda, notes, records, drawings, manuals, disks or other documents, contracts, calendars, telephone lists, passwords, contact lists, computer files, equipment and media pertaining to AMS, its business or its customers, including all copies thereof, whether in physical or electronic form

4.	I agree to certify in writing, upon AMS request, that such action has been completed.

C. WORK FOR HIRE

1.
I agree that AMS shall be the sole owner of all my Work Products. For this purpose, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, improvements, discoveries, and other intellectual property rights in any programming, documentation, technology, or other Work Product that is created in connection with my Work. In addition, all rights in any preexisting programming, documentation, technology or other work product provided to AMS during the course of my employment or engagement shall automatically become part of the “Work Product” hereunder, whether or not it arises specifically out of “Work.” “Work” shall mean (i) any direct assignments and required performance by or for AMS, and (ii) any other productive output that relates to the business of AMS and is produced during the course of my employment or engagement by AMS. For this purpose, “Work” may be considered present even after normal working hours, away from AMS’ premises, on an unsupervised basis, alone or with others. Unless otherwise provided in a subsequent writing signed by AMS, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the execution date of this Agreement.

2.
I agree to assign and do assign, by virtue of this Agreement, disclose and deliver to AMS, as AMS’ property, all right, title and evidence I may have or acquire with respect to any and all Work Product, and I agree to take such further actions and sign such further instruments as AMS may request from time to time, during or after my Work, to transfer, protect and defend its ownership of any and all Work Product. I understand that disclose of my suggestions and ideas are encouraged.

D. MISCELLANEOUS

1.
In the event of any breach or threatened breach of any provision of this Agreement, I acknowledge that the resulting injuries to AMS would be difficult or impossible to estimate accurately, and that AMS would be certain to suffer irreparable injury or damages. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect AMS. I therefore agree that, in the event of any such breach, AMS shall be entitled to apply to a court of competent jurisdiction to obtain an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.

2.	THIS AGREEMENT SHALL BE GOVERNED BY AND ENFORCED UNDER THE LAWS OF THE STATE OF OKLAHOMA AND APPLICABLE FEDERAL LAW.

3.
This Agreement may be modified only by a written instrument signed by each of the parties hereto.  No waiver shall be effective unless made in writing and signed by the party against whom enforcement is sought.

4.
This Agreement, to the extent it is in conflict with any other agreement I have previously made with AMS, supersedes and modifies any and all such agreements or other obligations concerning any other consistent aspect of the terms of my Work.

5.
Should any provision of this Agreement (or any other term of my employment) prove invalid, unenforceable or ineffective for any reason, the remainder of the Agreement shall nonetheless be fully enforced to the fullest extent permitted by law, regardless of whether the invalid, unenforceable or ineffective term or provision is severable from the remainder of the Agreement.  The parties expressly empower and authorize any court of competent jurisdiction to modify any term of this contract to bring any offending or invalid term into compliance with applicable law.

IN WITNESS THEREOF, this Agreement has been executed this ________ day of ________________, 20___.